Exhibit 10.51

[Freddie Mac letterhead]

November 1, 2004

Mr. Joseph A. Smialowski

Dear Mr. Smialowski:

I am pleased to offer to you the position of Freddie Mac’s Executive Vice President, Technology and Operations, reporting to Eugene McQuade, Freddie Mac’s President and Chief Operating Officer. Should you accept this offer, you will begin your employment with Freddie Mac on December 1, 2004.

This offer of employment is expressly contingent upon:

•	Your execution of the enclosed “Restrictive Covenant and Confidentiality Agreement”;

•	Your demonstration of compliance on your employment date with the work eligibility requirements of the Immigration Reform and Control Act; and

•	Freddie Mac’s complete satisfaction with the results of your credit and criminal background check, to which you have already consented.

The terms and conditions set forth in this letter supersede any previous communication you have had with Freddie Mac and/or its agents concerning the terms and conditions of your employment with Freddie Mac. Freddie Mac agrees to employ you pursuant to, and you agree to accept as conditions of employment, the terms and conditions set forth in this Letter Agreement (“Agreement” or “Letter Agreement”), the enclosed Restrictive Covenant Agreement and the enclosed Code of Conduct.

I.  Base Salary

Your annualized base salary will be $500,000 (which is approximately $41,667 per month).

Mr. Joseph A. Smialowski
November 1, 2004

II.  Short-Term and Long-Term Performance-Based Incentives

You will be eligible for consideration for a discretionary short-term performance-based incentive bonus subject to corporate executive compensation plans, practices and policies in effect as of the date of payment. However, assuming continued employment in the above-specified position through the bonus payment date, your target and actual bonus for the 2005 performance period (payable in 2006) will be no less than one hundred twenty-five percent (125%) of your bonus eligible earnings and the maximum short-term incentive bonus payable will be 200% of your target incentive. Freddie Mac currently pays such bonuses in cash.

You also will be eligible for consideration for a discretionary long-term performance-based incentive award. Assuming continued employment in the above-specified position through the actual grant date, the amount of your initial long-term incentive award will be 300% of your base salary or $1,500,000. All other aspects of the award, including the number of units and/or shares subject to the grants, vesting schedule and other details, shall be made pursuant to the corporate long-term incentive plans, practices and policies in effect at that time, which currently provide that awards are paid fifty percent (50%) in the form of restricted stock units and fifty percent (50%) in the form of stock options.

III.  One-Time Sign-On Cash Bonus

Subject to your beginning employment with Freddie Mac, you will receive a one-time sign-on cash bonus of $400,000. This cash bonus will be paid to you in your first full semi-monthly paycheck, and will be subject to such withholdings as Freddie Mac determines are required by law. This sign-on bonus is subject to repayment in full in the event that, prior to the second anniversary of your Employment Date, you terminate your employment with Freddie Mac for any reason or Freddie Mac terminates your employment for a “Loss of Confidence” (as such term is defined in Corporate Policy 3-254.1 — Officer Severance) or for violating any standard of conduct, attendance or behavior embodied in Exhibit A to Freddie Mac Policy 3-214 (as may be modified from time to time). The most recent copy of each Policy is enclosed herewith.

IV.  One-Time Sign-On Grant of Restricted Stock Units

Subject to your beginning employment with Freddie Mac, you also will receive a one-time long-term incentive grant with a total dollar value of $750,000, which will be paid in the form of restricted stock units. The number of restricted stock units subject to this grant will be calculated by dividing $750,000 by the Economic Value (as defined in the Plan), of a share of Freddie Mac common stock on the date the Committee designates as the grant date, which will not be later than thirty (30) days after your Employment Date (the “Grant Date”).

Mr. Joseph A. Smialowski
November 1, 2004

IV.	One-Time Sign-On Grant of Restricted Stock Units and Award of Stock Options (continued)

The restrictions on the restricted stock units subject to this one-time grant will lapse pursuant to the following schedule: thirty-three percent (33%) on the first anniversary of the Grant Date; thirty-three percent (33%) on the second anniversary of the Grant Date; thirty-four percent (34%) on the third anniversary of the Grant Date. In the event that your employment with Freddie Mac terminates for any reason (other than Disability or Death as defined in the Plan) prior to the lapse of restrictions on the restricted stock units, you will forfeit all the unvested units.

V.	Employment-At-Will; Termination of Employment Payment

Except as set forth in Paragraph II with respect to your target short-term incentive award for 2005 performance and long-term incentive award for 2005, in Paragraph III regarding the terms and conditions of your one-time sign-on cash bonus and in Paragraph IV regarding the terms of your one-time sign-on grant of restricted stock units, nothing in this Letter Agreement sets forth any express or implied contractual obligation on the part of either Freddie Mac or you to continue employment for a specified or agreed-upon duration and Freddie Mac retains the right to change any other terms and conditions of your employment, including any benefits offered, at any time in its sole discretion. Freddie Mac and you each retain the right to terminate your employment at any time for any reason with or without cause. In the event you terminate your employment with Freddie Mac at any time for any reason, your salary will terminate as of the date of your termination. If Freddie Mac terminates your employment, your salary will cease as of the date of your termination and you will be entitled to cash severance (if any) in accordance with the terms of the attached “Restrictive Covenant Agreement/Section (V)(B).”

VI.  Other Benefits

You will be eligible to participate in all employee benefit plans pursuant to the terms of those plans (as may be modified or terminated from time to time).

In your first calendar year of employment you will accrue vacation at a rate of fifteen days annually, which will be prorated based on your Employment Date. We currently provide 10 days of vacation to full-time employees in their second calendar year of employment, with an option to purchase up to 15 additional days on a pre-tax basis through our cafeteria plan, for a combined maximum of 25 days starting in your second calendar year of employment. Freddie Mac provides pre-tax dollars to subsidize the purchase of five of these additional days in the second year of employment. Of course, Freddie Mac’s vacation policy and cafeteria plan may change from time to time.

Mr. Joseph A. Smialowski
November 1, 2004

VII.  Relocation Assistance

Your relocation information will follow under separate cover from Emily Stover, Relocation Program Manager. Should you have any questions regarding those benefits, please call Emily at (703) 918-5776.

VIII.  Confidentiality

Subject to Paragraph IV (D) of the enclosed “Restrictive Covenant and Confidentiality Agreement,” you agree that prior to, during and after the cessation of your employment for any reason, you will not disclose either the existence of or any information about this letter to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential. Please also note that your continuing obligation to treat as confidential certain information that you use, receive or access during the course of your employment is covered in the attached “Restrictive Covenant and Confidentiality Agreement.”

IX.  Code of Conduct and Investment Limitations Policy

As a Freddie Mac employee you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 1-906, Investment Limitations Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. We expect that you will fully comply with the Code and the Policy, copies of which are enclosed for your review.

You should consult with Freddie Mac’s Chief Compliance Officer as soon as possible about any investments that you or a “covered household member,” as that term is defined in the Policy, may have that may be prohibited by the Policy. You also should disclose any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, please provide copies of any employment, confidentiality or stock grant agreements to which you may be currently subject so that we can ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee, are not inconsistent with any of their terms.

Mr. Joseph A. Smialowski
November 1, 2004

X.  Other Matters

This letter will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

By signing and returning a copy of this Letter Agreement and the enclosed “Restrictive Covenant and Confidentiality Agreement,” you acknowledge that you have read, understand and agree to be bound by its terms, that you have been given an opportunity for your legal, tax and/or financial advisors to review this Letter Agreement and enclosed Restrictive Covenant Agreement, and that the provisions are reasonable.

We are delighted that you have decided to join Freddie Mac and look forward to your becoming a valuable member of the team.

Sincerely,

/s/ Eugene M. McQuade

Eugene M. McQuade

Signed and Agreed to:	/s/ Joseph A. Smialowski	November 3, 2004

	Joseph A. Smialowski	November 3, 2004

Enclosures

cc:	Michael W. Hager, SVP - Human Resources